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                                                                    EXHIBIT 99.1

        NETOPIA ANNOUNCES SALE AND DIVESTITURE OF THE FARALLON DIVISION

       NETOPIA NOW FOCUSED EXCLUSIVELY ON ITS INTERNET/INTRANET PRODUCTS
                            AND GROWTH OPPORTUNITY


     ALAMEDA, Calif., August 5, 1998 -- Netopia, Inc. (Nasdaq: NTPA) today announced that it has signed a definitive agreement and successfully closed a transaction to sell its Farallon Division to Gores Technology Group. Gores has approximately 20 years of experience in funding high technology companies including successful transactions with Schlumberger, Texas Instruments and Computer Sciences Corporation. The existing Farallon management team will transfer with and continue to manage the Farallon business. The divestiture will enable Netopia's management to focus exclusively on its Internet/Intranet business which had revenues of $20.2 million in the 12 months ended September 30, 1997 and $6.8 million in the three months ended June 30, 1998, which represented 34% year-over-year growth. Netopia is a leading provider of real-time Internet/Intranet collaboration software and plug-and-play Internet connectivity solutions.

     Commenting on the transaction Alan Lefkof, president and CEO, Netopia, Inc., said, "We believe that the sale of the Farallon Division to Gores Technology Group represents a very positive outcome for Netopia's shareholders as well as for Farallon's customers, management and employees. This transaction is entirely consistent with our long standing strategic direction and will allow Netopia to concentrate entirely on our exciting Internet opportunities for fiscal 1999 and beyond."

     The sale transaction will be recorded as a discontinued operation in the fourth fiscal quarter ending September 30, 1998. The sale proceeds, in the form of cash, note and royalties, are expected to approximate the net book value of the division. Due to transaction-related expenses, charges and accruals, the Company expects to record a loss on the sale not to exceed $3 million. In connection with the Company now focusing its entire business model on the Internet opportunity, the Company's continuing operations will record expenses expected not to exceed $1 million for certain one-time reorganization items in the fourth fiscal quarter. In addition, the Company will provide reserves against approximately $3.5 million in deferred tax assets in the fourth fiscal quarter.
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ABOUT NETOPIA, INC.

     Netopia, Inc. develops, markets and supports Internet products and services that deliver "What the Internet Experience Should Be." Netopia's solutions include real-time Internet/Intranet collaboration software and complete, easy-to-use Internet connectivity solutions. The Company's products are designed to increase the productivity and efficiency of Internet and Intranet users that may not have access to sophisticated technical support. Netopia's Internet/Intranet collaboration software includes Netopia Virtual Office and Timbuktu. Netopia's Internet Routers provide high-speed Internet connectivity for dual analog, ISDN, T1/Frame Relay and DSL. Further information can be obtained via phone 510-814-5000, fax 510-814-5023 or Internet www.netopia.com.

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Portions of this release contain forward-looking statements, including statements regarding expected proceeds, expenses, charges, accruals, losses and reserves. Netopia, Inc.'s actual results could differ materially from the results discussed in this release. Investors are cautioned that all forward-looking statements involve numerous risks and uncertainties, including but not limited to product development, product acceptance, general economic conditions and management estimates of sale proceeds and transaction liabilities. A complete description of Netopia, Inc., including related risk factors is discussed in Netopia, Inc's public filings with the United States Securities and Exchange Commission which are available by calling Netopia at 510-814-5260 or online at www.sec.gov.

The Netopia logo design and Netopia are registered trademarks and "What the Internet Experience Should Be," is a trademark of Netopia, Inc.